Exhibit (K)(4)

THE CUSHING MLP INFRASTRUCTURE FUND II

DISTRIBUTION AND SERVICE PLAN

August 31, 2015

This Distribution and Service Plan (the “Plan”) has been adopted by the Board of Trustees of The Cushing MLP Infrastructure Fund II, a Delaware statutory trust (the “Fund”), subject to the terms and conditions set forth herein.  The Service Fees (as defined herein) that may be payable pursuant to the Plan are fees payable for the administration and servicing of shareholder accounts, as more fully described in Section 2 below, and are not costs which are primarily intended to result in the sale of the Fund’s shares.

1.	Distribution Fees

a. Pursuant to the Plan, the Fund may pay to (i) Quasar Distributors, LLC (the “Distributor”) a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the “Distribution Fee”), such fee in the aggregate shall not exceed the annual rate specified under the column “Distribution Fee” on Appendix A hereto.

b. Payments of the Distribution Fee under the Plan shall be used primarily to compensate the Distributor for distribution services and sales support services provided in connection with the offering and sale of shares of the Fund, and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for sales support services provided and related expenses incurred by such Selling Agents. The services and expenses described in this Section 1(b) may include, but are not limited to, the following: (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and other mass media advertising; (ii) the preparation, printing and distribution of prospectuses and reports (other than prospectuses or reports used for regulatory purposes or for distribution to existing shareholders); (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing; (v) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vi) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (vii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, as applicable; (viii) the costs of administering the Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to distribution or sales support activities.

c. Payments of the Distribution Fee on behalf of the Fund must be in consideration of services rendered for or on behalf of the Fund.  However, joint distribution or sales support financing with respect to the shares of the Fund (which financing may also involve other investment portfolios or companies that are affiliated persons of the Fund) shall be permitted in accordance with applicable law. In the event the Fund does not separately designate a Service Fee component pursuant to this Plan, the Distribution Fee may also be paid in consideration of services described in Section 2(b) rendered for or on behalf of the Fund.

d. It is acknowledged that the Distributor, and other parties that receive fees from the Fund may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with the Fund out of its past profits or any additional sources other than the Distribution Fee which are available to it.

2.	Service Fees

a. Pursuant to the Plan, the Fund may pay a fee in respect of the provision of personal services to shareholders of the Fund, as more fully described in Section 2(b) hereof (the “Service Fee”), such fee not to exceed the annual rate specified under the column “Service Fee” on Appendix A hereto. The Fund shall determine the amount of the Service Fee to be paid to one or more brokers, dealers, other financial institutions or other industry professionals (collectively, “Service Agents”) and the basis on which such payments will be made. Payments to a Service Agent will be subject to compliance by the Service Agent with the terms of any related Plan agreement entered into by the Service Agent.

b. Payments of the Service Fee shall be used to compensate Service Agents for general shareholder liaison services provided with respect to shareholders of the Fund, including, but not limited to, (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of shares may be effected and certain other matters pertaining to the shareholders’ investments; and (ii) assisting shareholders in designating and changing dividend options, account designations and addresses.

c. Payments of the Service Fee under Section 2 of the Plan may be made without regard to expenses actually incurred.

3.	Calculation and Payment of Fees

The amount of the Distribution Fee and Service Fee payable with respect to the Fund listed on Appendix A hereto shall be calculated and paid monthly, at the applicable annual rates indicated on Appendix A.

4.	Approval of Plan

The Plan will become effective upon its approval by (a) a majority of the Board of Trustees, including a majority of the trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (b) with respect to Section 1 of the Plan only, a majority of the outstanding shares (as defined in the Investment Company Act of 1940) of the Fund.

5.	Continuance of the Plan

The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund’s Board of Trustees in the manner described in Section 4(a) above.

6.	Termination

The Plan may be terminated at any time without penalty by (a) a vote of a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding shares (as defined in the Investment Company Act of 1940) of the Fund.

7.	Amendments

The Plan may not be amended so as to increase materially the amount of the maximum Distribution Fee described in Section 1 above unless the amendment is approved by a vote of at least a majority of the outstanding shares (as defined in the Investment Company Act of 1940) of the Fund.  In addition, no material amendment to the Plan may be made unless approved by the Fund’s Board of Trustees in the manner described in Section 4(a) above.

8.              Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Fund’s Trustees who are not “interested persons” of the Fund (as defined in the Investment Company Act of 1940) will be committed to the discretion of the Trustees then in office who are not “interested persons” (as so defined) of the Fund.

9.	Written Reports

While the Plan is in effect, the Fund’s Board of Trustees shall receive, and the Trustees shall review, at least quarterly, written reports which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

10.	Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

11.	Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the Fund has executed this Plan as of the date first above written.

THE CUSHING MLP INFRASTRUCTURE FUND II

By:	/s/ Jerry V. Swank
Name:	Jerry V. Swank
Title:	Chief Executive Officer and Trustee

Signature Page to Distribution Plan

APPENDIX A TO DISTRIBUTION AND SERVICE PLAN

THE CUSHING MLP INFRASTRUCTURE FUND II

Distribution Fee	Service Fee

0.25%	0.50%